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                               EXHIBIT 11

          AMERICAN BUSINESS INFORMATION, INC. AND SUBSIDIARIES
         STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
       For the three and six months ended June 30, 1995 and 1994
                (In thousands, except per share amounts)

                                                  Three Months Ended Six Months Ended
                                                        June 30           June 30
                                                  ------------------ ----------------
                                                     1995     1994     1995     1994
                                                     ----     ----     ----     ----
Average shares outstanding  . . . . . . . . . .     20,719   20,676   20,704   20,676
Net additional common equivalent shares . . . .        507       97      423      153

Average number of common and common equivalent
  shares outstanding  . . . . . . . . . . . . .     21,226   20,773   21,127   20,829

Net income for per share computation  . . . . .    $ 2,382  $ 3,159  $ 6,195  $ 6,027

Net income per average common and common
   equivalent share outstanding (1) . . . . . .    $  0.11  $  0.15  $  0.29  $  0.29

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(1) This calculation is submitted pursuant to Regulation S-K item 601(b)(11)
although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it will result in dilution of less than 3 percent.